Exhibit 99.3

BROKER’S LETTER TO CLIENTS
Date:    March 14, 2008

To:       Our Clients

Re:       Offer to Exchange

600,000 BBVA International Preferred S.A., Unipersonal Series C
$600,000,000 Fixed/Floating Rate Non-Cumulative Guaranteed Preferred Securities
(liquidation preference $1000 per security)
fully and unconditionally guaranteed by
Banco Bilbao Vizcaya Argentaria, S.A., which, along with the guarantee, have been registered under the Securities Act of 1933
(the “exchange Series C preferred securities”)

(CUSIP No. 05530RAB4 and ISIN No. US05530RAB42)

for

All Outstanding 600,000 BBVA International Preferred S.A., Unipersonal Series C
$600,000,000 Fixed/Floating Rate Non-Cumulative Guaranteed Preferred Securities
(liquidation preference $1,000 per security)
fully and unconditionally guaranteed by
Banco Bilbao Vizcaya Argentaria, S.A., which were previously sold in transactions exempt from registration under the Securities Act of 1933
(the “restricted Series C preferred securities”)
(CUSIP No. 05530RAA6 and ISIN No. US05530RAA68)

BBVA International Preferred S.A., Unipersonal (“BBVA”) is offering to exchange up to 600,000 of our new Series C $600,000,000 Fixed-to-Floating Rate Non-Cumulative Guaranteed Preferred Securities, which we refer to as the “exchange Series C preferred securities,” for up to 600,000 of our existing Series C $600,000,000 Fixed-to-Floating Rate Non-Cumulative Guaranteed Preferred Securities, which were previously sold in transactions exempt from registration under the Securities Act of 1933 (the “Securities Act”) and which we refer to as the “restricted Series C preferred securities.” We refer to the restricted Series C preferred securities and the exchange Series C preferred securities as the “Series C preferred securities”. The terms of the exchange Series C preferred securities are identical in all material respects to the terms of the restricted Series C preferred securities, except that the exchange Series C preferred securities have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the restricted Series C preferred securities do not apply to the exchange Series C preferred securities.

We have enclosed a Prospectus from BBVA describing the exchange offer and a Customer Instructions Form.  Through those documents BBVA is offering to exchange your restricted Series C preferred securities for exchange Series C preferred securities.

You are the beneficial owner of the restricted Series C preferred securities that we hold in your account. Therefore, if you would like to accept the exchange offer, you can only do so by instructing us to submit exchange instructions for you.

If you wish to have us tender your restricted Series C preferred securities for exchange, please instruct us by completing and returning to us the blue Customer Instructions Form or by calling your broker or financial advisor.  In order to submit exchange instructions on your behalf, we need to receive the Customer Instructions Form from you by April 10, 2008, which is two New York Business Days prior to the Exchange Offer Expiry Date on April 14, 2008.